Exhibit 99.2
Intensity Therapeutics, Inc. Announces Pricing of Public Offering
Shelton, Conn., June 11, 2025 – Intensity Therapeutics, Inc. (Nasdaq: INTS) (“Intensity” or the “Company”), a late-stage clinical biotechnology company focused on the discovery and development of proprietary, novel immune-based intratumoral cancer therapies designed to kill tumors and increase immune system recognition of cancers, today announced the pricing of its underwritten public offering of 6,675,000 shares of its common stock at a public offering price of $0.30 per share, for gross proceeds of $2,002,500, before deducting underwriting discounts, commissions and offering expenses. All of the shares of common stock are being offered by the Company. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 1,001,250 shares of common stock at the public offering price less discounts and commissions, to cover over-allotments. The offering is expected to close on June 13, 2025, subject to satisfaction of customary closing conditions.
The Company intends to use the net proceeds from the offering for the enrollment of patients and to reach data read out in the INVINCIBLE-4 Study, for the treatment of existing patients enrolled in the INVINCIBLE-3 Study, and for working capital and general corporate purposes.
ThinkEquity is acting as sole book-running manager for the offering.
The securities will be offered and sold pursuant to a shelf registration statement on Form S-3 (File No. 333-280681), including a base prospectus, filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 3, 2024 and declared effective on July 11, 2024. The offering will be made only by means of a written prospectus and related prospectus supplement. A prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC on its website at www.sec.gov. Copies of the prospectus supplement and the accompanying prospectus relating to the offering may also be obtained, when available, from the offices of ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Intensity Therapeutics, Inc:
Intensity is a late-stage clinical biotechnology company whose novel engineered chemistry enables aqueous cytotoxic-containing drug formulations to mix and saturate a tumor's dense, high-fat, pressurized environment following direct intratumoral injection. As a result of the saturation, Intensity's clinical trials have demonstrated the ability of the investigational new drug, INT230-6, to kill tumors and elicit an adaptive immune response within days of injection, representing a new approach to cancer cell death that holds the potential to shift the treatment paradigm and turn many deadly cancers into chronic diseases even for malignancies that do not respond to conventional immunotherapy. Intensity has completed two clinical studies and enrolled over 200 patients using INT230-6: a Phase 1/2 dose escalation study in metastatic cancers including sarcomas (NCT03058289), and a Phase 2 randomized control clinical trial in locally advanced breast cancer (the "INVINCIBLE-2 Study") (NCT04781725) in women without undergoing chemotherapy prior to their surgery. The Company initiated a Phase 3 trial in soft tissue sarcoma (the "INVINCIBLE-3 Study") (NCT06263231), testing INT230-6 as second or third-line monotherapy compared to the standard of care ("SOC") with overall survival as an endpoint. Intensity also initiated a Phase 2 study in collaboration with The Swiss Group for Clinical Cancer Research, SAKK (the "INVINCIBLE-4 Study") (NCT06358573) as part of a Phase 2/3 program evaluating INT230-6 followed by the SOC immunochemotherapy and the SOC alone for patients with presurgical triple-negative breast cancer. Pathological complete response ("pCR") is the endpoint. For more information about Intensity, including publications, papers, and posters about its novel approach to cancer therapeutics, visit www.intensitytherapeutics.com

Forward-Looking Statements:
Certain statements in this press release may constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the completion of the public offering on the anticipated terms or at all, the Company’s intended use of proceeds from the offering, the Company's expected future plans, cash runway, development activities, projected milestones, business activities or results. When or if used in this communication, the words "may," "could," "should," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict" and similar expressions and their variants, as they relate to the Company or its management, may identify forward-looking statements. The forward-looking statements contained in this press release are based on management's current expectations and projections about future events. Nevertheless, actual results or events could diﬀer materially from the plans, intentions, and expectations disclosed in, or implied by, the forward-looking statements. These risks and uncertainties, many of which are beyond our control, include: the initiation, timing, progress and results of future preclinical studies and clinical trials and research and development programs; the need to raise additional funding before the Company can expect to generate any revenues from product sales; plans to develop and commercialize product candidates; the timing or likelihood of regulatory ﬁlings and approvals; the ability of the Company's research to generate and advance additional product candidates; the implementation of the Company's business model, strategic plans for the Company's business, product candidates and technology; commercialization, marketing and manufacturing capabilities and strategy; the rate and degree of market acceptance and clinical utility of the Company's system; the Company's competitive position; the Company's intellectual property position; developments and projections relating to the Company's competitors and its industry; the Company's ability to maintain and establish collaborations or obtain additional funding; expectations related to the use of cash and cash equivalents and investments; estimates regarding expenses, future revenue, capital requirements and needs for additional ﬁnancing; the Company may not satisfy the Nasdaq Capital Market’s requirements for continued listing and be subject to delisting; and other risks described in the section entitled "Risk Factors" in the Company’s preliminary prospectus supplement filed with the SEC, the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and in the Company's subsequent SEC ﬁlings, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reﬂect management's current estimates, projections, expectations, and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.
For Investor Relations Inquiries:
Investor Relations Contact:
Justin Kulik
Justin@coreir.com
CORE IR
(516) 222-2560
Media Contact:
Jules Abraham
CORE IR
pr@coreir.com
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